Exhibit 99.1

Press Release

SOURCE: Optical Communication Products, Inc.

Optical Communication Products, Inc. Announces Sale of Assets and Grant of License Related to VCSEL Technology

Woodland Hills, Calif. - (Business Wire) - February 13, 2006 - Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today announced the sale of certain assets located at its Broomfield, Colorado facility related to VCSEL technology, and the grant of a license to use related technology owned by the Company, to The Furukawa Electric Co., Ltd., the Company's majority stockholder, for total cash consideration of $1.0 million, in addition to potential royalty payments.

As previously disclosed, as of January 31, 2006, the Company ceased operations of its Broomfield, Colorado facility, a research and design facility where the Company had been focused on creating VCSEL technology for fiber optic communication networks. The Company decided to cease the operation of its Colorado facility because the cost of Fabry-Perot lasers had been decreasing, making 1300 nm VCSEL technology less attractive as a cost-effective replacement, and because of the delay in development of the next generation of optical modules. The Company had derived immaterial revenues from its operations at the Broomfield facility.

In addition to the sale of assets related to the VCSEL chip operation located at the Broomfield facility, the Company granted Furukawa a non-exclusive, royalty-bearing license to use and exploit intellectual property related to the VCSEL technology. Under the terms of the license, Furukawa would pay the Company a royalty on sales of certain products utilizing the 1300nm VCSEL chip technology.

The Company expects that the consideration received for the sale of assets and the grant of the license will result in an increase in earnings of approximately $0.01 per share for the quarter ended March 31, 2006.

About OCP

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP's subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. The Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.4% of OCP's outstanding capital stock as of December 31, 2005.

Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiber optic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable

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to  diversify  and  increase  our customer  base.  On  September  29, 2003,  OCP announced that a special committee of its board of directors is evaluating strategic alternatives to enhance shareholder value and liquidity and that the special committee had retained Bear, Stearns & Co. Inc., which is advising the committee in evaluating strategic alternatives, including a special dividend, share repurchases, strategic merger or sale of the Company. Other factors that could cause OCP's actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that none of the
strategic   alternatives  being  evaluated  will  be  implemented  by  OCP.  OCP
undertakes   no   obligation   to  release   publicly   any   revisions  to  any
forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Susie Nemeti, CFO
(818) 251-7100
Optical Communication Products, Inc.